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Exhibit 99.2

Summary

"We," "us," "our" and "Curative" in this memorandum refer to Curative Health Services, Inc. and its subsidiaries (including, in some instances, Critical Care Systems, Inc.) and "CCS" refers to Critical Care Systems, Inc.

THE COMBINED COMPANY

Curative Health Services, Inc.'s acquisition of Critical Care Systems, Inc. will establish a leading national provider of specialty infusion products and services to the home. Both Curative and CCS target disease states that require specialized expertise in "high touch" infusion and injectable therapies for patients. High touch therapies are therapies that include complex clinical aspects, special product handling and often are difficult to administer and require nursing assistance in their delivery. The combined company will have core strengths in several therapies, including hemophilia clotting factor, intravenous immune globulins (IVIG), anti-infective therapy, total parenteral nutrition (TPN) and MedImmune Inc's Synagis®. On a pro forma basis, assuming the acquisition occurred on January 1, 2003, the combined company would have had revenues of $321.8 million, and net income of $10.8 million for the twelve months ended December 31, 2003.

The combination is expected to deliver the following strategic benefits:

–>
National operating presence with substantial local concentrations. Network will include 38 pharmacies in 24 states and approximately 450 combined managed care contracts providing services or products in at least 40 states.

–>
Differentiated, essential and cost effective therapy offering with core strengths in hemophilia, IVIG, anti-infectives, TPN and Synagis.

–>
Balanced mix of public and private payors.

–>
Exceptional clinical expertise evidenced by CCS's accreditation by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO).

–>
Economies of scale through expanded operations and the elimination of certain redundant administrative and overhead costs.

CORPORATE OVERVIEW

Curative Health Services, Inc.

Curative, through its two business units, Specialty Pharmacy Services and Specialty Healthcare Services, seeks to deliver high-quality care and clinical results that result in high patient satisfaction for patients experiencing serious or chronic medical conditions.

Curative's Specialty Pharmacy Services business unit provides biopharmaceutical products to patients with chronic and critical disease states and related clinical services to assist these patients with their intensive disease management needs. Curative purchases various biopharmaceutical products from suppliers and then contracts with insurance companies and other payors, as well as retail pharmacies, to provide direct-to-patient distribution of these products. In addition to distribution, Curative also provides other support services, including education, reimbursement and provision or coordination of injection or infusion services, related to these biopharmaceutical products. The biopharmaceutical products distributed and the injection or infusion therapies offered by Curative are used by patients with chronic or severe conditions such as hemophilia, immune system disorders, respiratory syncytial virus (RSV), cancer, rheumatoid arthritis, hepatitis C, multiple sclerosis or growth hormone deficiency. Examples of biopharmaceutical products used by Curative's patients include hemophilia clotting factor, IVIG, Synagis and Centocor, Inc.'s Remicade®. As of December 31, 2003, Curative had approximately

306 payor contracts and 20 retail pharmacy contracts and provided services or products in at least 40 states. Curative's Specialty Pharmacy Services business unit provides services directly to patients and caregivers and delivers its products via overnight mail or courier and through our retail pharmacies.

Curative's Specialty Healthcare Services business unit is a leading disease management company in chronic wound care management. The Specialty Healthcare Services business unit manages, on behalf of hospital clients, a nationwide network of Wound Care Center® programs that offer a comprehensive range of services for treatment of chronic wounds. Curative's Wound Management Program™ consists of diagnostic and therapeutic treatment procedures that are designed to meet each patient's specific wound care needs on a cost-effective basis. Curative's treatment procedures are designed to achieve positive results for wound healing based on significant experience in the field. This Wound Management Program™ also received the distinction of the Disease Specific Care Program certification by JCAHO in 2003. Curative maintains a proprietary database of patient results that it has collected since 1988 containing over 440,000 patient cases. Curative's treatment procedures, which are based on its extensive patient data, have allowed the company to achieve an overall rate of healing of approximately 85% over the past two years for patients completing therapy. As of December 31, 2003, Curative's Wound Care Center network consisted of 86 outpatient clinics located on or near campuses of acute care hospitals in 30 states.

Critical Care Systems, Inc.

CCS is a leading national provider of specialty infusion pharmaceuticals and comprehensive clinical services. It provides a full range of infusion therapies, including nutrition support and biopharmaceutical products, delivered intravenously to patients in their homes by an experienced team of clinical professionals. CCS focuses on its four core infusion therapies including anti-infective therapy, TPN, hemophilia factor products and IVIG, which in 2003 accounted for approximately 75% of its net revenue. CCS's strategy is based upon the successful operation of community-based branches that respond to local market needs, with support from regional and corporate resources. CCS has business relationships with more than 150 local, regional and national payors. It employs more than 700 professionals, including nurses, pharmacists, reimbursement and support staff, skilled in the provision of specialty pharmacy services and home infusion therapies. Each local team works collectively to meet the needs of its patients by building and maintaining long-term relationships with physicians, hospitals and payors.

Founded in 1991, CCS successfully opened branches across the United States, many in secondary markets often overlooked by other competitors. Historically, CCS's growth has been through de novo facilities expansion. Since 2000, CCS has opened 18 branches, in major metropolitan markets and in secondary markets, and closed one branch. Currently, it has 29 branch locations in 18 states throughout the Northeast, Midwest, South and West regions of the United States.

INDUSTRY OVERVIEW

The specialty pharmacy industry has developed as federal Food and Drug Administration ("FDA") approval of new biopharmaceutical products has expanded. These specialty products require temperature-sensitive storage and delivery, patient education, training and monitoring in their proper use and require the patient to be injected or infused with the product. The biopharmaceutical and pharmaceutical products the combined company will provide and the injection or infusion services the combined company will offer are costly, require special dispensing and temperature sensitive delivery and are administered by the patient or by a nurse or physician through injections or infusions.

The specialty infusion industry is a hybrid of the specialty pharmacy and traditional home infusion industries. As a specialty infusion company, the combined company will focus on high-margin infused therapies that require a high degree of clinical oversight. Because intravenously administered therapies tend to be more complex and potent than oral or injectable drugs, delivery requires patient training, specialized equipment and clinical monitoring by a consistent team of nurses and clinicians. By specializing in complex therapies requiring on-going administration and the provision of a high level of local clinical expertise, we believe our specialty infusion offering will differentiate itself relative to competitors in the industry.

Both Curative and CCS have traditionally targeted disease states that require high touch, specialized clinical expertise for patients in need of infusion therapy or specialty pharmaceutical distribution. Curative's patient care model focuses on purchasing biopharmaceutical products from suppliers to provide direct-to-patient distribution and education about infusion therapy and specialty pharmaceuticals as well as the overall disease management process. CCS provides high value-added specialty infusion pharmaceuticals to patients in the home through its network of local branch pharmacy operations. CCS's locally based clinical teams closely manage and track patient outcomes, which is a key element in CCS's ability to win and retain payor contracts.

The combined company will focus on providing the following core therapies:

Hemophilia clotting factor

Hemophilia is a genetic disorder in which the body lacks a necessary blood clotting protein causing hemophiliacs to experience bleeding that the body cannot stop on its own and requires the introduction of an outside clotting factor. While 20,000 or so patients suffer from this disease in the United States, annual treatment can cost well over $100,000 per patient. This market is attractive to specialty pharmacy distributors as the treatment can easily be administered at home with proper patient education and monitoring. According to Raymond James & Associates Inc.'s report dated July 16, 2002, this market has been estimated at $2.0 billion in the United States and is expected to grow 10% annually through 2005.

Anti-infectives

Anti-infective therapy involves the infusion of antibiotic medications for the treatment of a variety of infections, such as osteomyelitis (bone infections), bacterial endocarditis (infection of the heart valves), wound infections, infections associated with HIV/AIDS, cancer, post-kidney transplant treatment protocols and infections of the kidney and urinary tract. Anti-infective drugs are more effective when infused directly into the patient's blood as compared to oral ingestion. Typically, when a patient is discharged from a hospital, a nurse visits the patient's home to educate, train and monitor the patient. According to Kalorama Information, LLC quoted in "The Market for Home Care Services" published by MarketResearch.com, dated November 1, 1999, this market has been estimated at $2.2 billion in the United States.

Intravenous immunoglobulin (IVIG)

IVIG therapies treat autoimmune disorders that are chronic illnesses characterized by the body's production of antibodies which attack its own tissues or cells. Most of these disorders are progressive in nature and, therefore, cannot be cured. IVIG can be administered in a hospital, physician's office or patient's home. IVIG is one of the more frequently administered specialty pharmaceuticals given the numerous autoimmune disorders the therapy treats. According to Raymond James & Associates Inc.'s report dated July 16, 2002, the IVIG market in the United States is estimated at approximately $400 million and is expected to grow 10% annually through 2005.

Total parenteral nutrition (TPN)

TPN is a solution that contains one or more of the following: amino acids, dextrose, fatty acids, electrolytes, trace elements, minerals and vitamins. Accordingly, TPN is mixed for each patient specifically and requires a high degree of manipulation. Patients requiring these life-sustaining nutrients suffer from conditions such as inflammatory bowel disease, short bowel syndrome, pancreatic or other gastrointestinal illnesses that prohibit oral digestion. TPN therapy is also utilized to augment the nutritional status of patients with cancer, hyperemesis, AIDS/HIV and eating disorders. Accordingly, certain patients require TPN for life, while others may only need short-term therapy. Typically, a nurse visits a patient periodically during the course of this therapy in order to take blood samples and monitor the patient. According to Kalorama Information, LLC quoted in "The Market for Home Care

Services" published by MarketResearch.com, dated November 1, 1999, this market has been estimated at $1.1 billion in the United States.

Synagis

Synagis is considered the first monoclonal antibody successfully developed to combat an infectious disease. It is indicated for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus (RSV) in pediatric patients at high risk of RSV disease. RSV is the most common respiratory virus in infants and young children. It infects virtually all infants by the age of two years. In most infants, the virus causes symptoms resembling those of the common cold. In infants born prematurely and/or with chronic lung disease, RSV can cause a severe or even life-threatening disease. According to the American Academy of Pediatrics, each year, RSV disease results in over 125,000 hospitalizations, and about 2% of these infants die. Curative believes that within the past few years, a substantially reduced number of hospitalizations associated with the virus, as well as the decrease in the mortality rate for infants, is due to improved treatments, including Synagis. MedImmune, Inc. is the only manufacturer of Synagis. According to MedImmune's Annual Report on Form 10-K for the year ended December 31, 2003, domestic sales of Synagis in 2003 by MedImmune were $777.1 million, up 21% from domestic sales in 2002.

COMPETITIVE STRENGTHS

We believe the following competitive strengths will enable the combined company to compete effectively while improving profitability and cash flow.

Leading market position. The combination of Curative and CCS will establish a leading player in the specialty infusion market with core strengths in hemophilia, antibiotics, IVIG, TPN and Synagis. We believe that the acquisition of CCS will provide us with the size and diversification of product offerings to help solidify our position as a leader in a consolidating industry. The combined company will possess a broad and unique service offering, a national platform with a local presence in key markets, greater efficiencies and value-added services, thus providing us with the opportunity for significant associated cost containment for payors and clients.

Geographic and disease state focused network. The combined company will be locally focused and, within its markets, will have a strong referral network with payors, providers and patients. It will have a network of 38 pharmacies in 24 states through which to drive growth in the core disease states that require a local clinical presence. Furthermore, by focusing on operations in specific markets and select disease states, we expect to achieve lower operating costs through greater purchasing power, operating efficiencies and economies of scale.

Strong payor relationships. Curative and CCS's diversified therapy offering is critical as well as cost-effective in creating a competitive advantage in contracting with payors. The approximately 450 existing payor contracts of the combined company is a competitive advantage that we intend to leverage to grow our business. The combination will provide us with greater payor diversity given Curative and CCS's complementary balance among public payors (Medicaid/Medicare) and private payors (managed care), thereby reducing overall payor concentration and increasing the proportion of patients serviced in connection with managed care payor contracts.

Clinical expertise. CCS adds to Curative an exceptional clinical backbone evidenced by CCS's JCAHO accreditation. CCS requires each of its branch locations to be JCAHO accredited and that newly opened branches have provisional accreditation prior to their JCAHO survey. Curative's community based representatives should benefit by leveraging CCS's clinical expertise to more effectively service hemophilia patients who require a high level of clinical interaction. Clinical expertise is critical to meeting the needs of patients and the development and maintenance of long-term relationships with patients, physicians, hospitals and payors.

BUSINESS STRATEGY

We believe we are well positioned to grow our business in the attractive specialty infusion market. The combined company's business strategy in the Specialty Infusion Services and Specialty Healthcare Services business units is as follows:

Specialty Infusion Services

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Continue to focus on our core therapies (hemophilia, anti-infective therapy, IVIG, TPN and Synagis), with which we have significant clinical experience, delivery capabilities and strong payor relationships

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Deliver superior outcomes through locally-based clinical teams comprised of company-employed pharmacists, nurses, nutritionists and other experts

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Opportunistically expand into new disease states that require, similar to our core therapies, a high touch, local approach to distribution

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Leverage our 450 payor relationships to grow our patient base through increased payor penetration

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Further increase market share by pursuing a two-pronged marketing approach that targets both local referral sources and local, regional and national payor contracts

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Use scale and clinical expertise to compete against both local and national competitors in the fragmented specialty infusion market

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Open new locations, based on specific selection criteria, that leverage our corporate infrastructure and state-level regulatory expertise and contacts

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Build on our experience by selectively acquiring complementary businesses that we believe will diversify our service and product offerings and our customer base, deepen our penetration in existing markets and increase our operating leverage

Specialty Healthcare Services

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Continue to develop our nationwide network of outpatient wound care center programs

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Develop new service models and a comprehensive managed care product to enhance penetration of the wound care market

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Enhance our wound management program

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Leverage CCS's focus on the management of chronic infections through its provision of anti-infective therapies with our wound care management network

THE ACQUISITION

Curative has entered into a definitive agreement to acquire the capital stock of CCS, for a total consideration of approximately $150 million in cash. The transaction is subject to approval by applicable governmental regulatory agencies. Approval of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was received on March 8, 2004. We expect to close the acquisition simultaneously with the consummation of this offering.

Curative expects to fund the purchase price, repayment of certain existing indebtedness of Curative and payment of related fees and expenses with the notes to be issued in this offering. In addition, GE Healthcare Financial Services has, subject to customary conditions, committed to refinancing our existing senior secured credit facility to support the acquisition and our future working capital needs.

SOURCES AND USES

The following table sets forth the estimated sources and uses of funds to finance the acquisition of CCS. The transaction and this table are explained in more detail under "Use of proceeds." We also discuss the financing of the transaction under "Management's discussion and analysis of financial condition and results of operations of Curative—Liquidity and capital resources" and "Unaudited pro forma consolidated financial data" contained elsewhere in this offering memorandum. The actual amounts on the date that the transaction is consummated may vary.

Amount
(dollars in millions)
Sources of funds
New revolving credit facility	$14.0
Notes offered hereby	185.0

Total sources of funds	$199.0

Uses of funds
CCS acquisition value	$150.0
Refinance existing debt of Curative	35.3
Fees and expenses	12.7
Cash on balance sheet	1.0

Total uses of funds	$199.0

GENERAL INFORMATION ABOUT CURATIVE

We were incorporated in the State of Minnesota in 1984 under the name Curatech, Inc. We changed our name to Curative Technologies, Inc. in March 1990 and to Curative Health Services, Inc. in June 1996. Our principal executive offices are located at 150 Motor Parkway, Hauppauge, New York 11788, telephone number (631) 232-7000. Wound Care Center®, Wound Management Program™ and our logo with our name, Curative Health Services®, are our trademarks. This offering memorandum also includes trade names and marks of other companies. Our website is www.curative.com. The information included on such website is deemed not to be a part of this offering memorandum.

Summary pro forma consolidated financial and other data

The following tables present the summary pro forma consolidated financial data as of December 31, 2003 and for the fiscal year ended December 31, 2003.

The unaudited pro forma consolidated financial data at December 31, 2003 give effect to (i) the offering of the notes and the application of the proceeds of the offering as described under the heading "Use of proceeds" in this offering memorandum; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS and resulting pro forma adjustments related to liabilities recorded under EITF 95-3 as if they occurred on December 31, 2003. The unaudited pro forma consolidated financial data for the fiscal year ended December 31, 2003 give effect to: (i) the offering of the notes and the application of the proceeds of the offering as described under the heading "Use of proceeds" in this offering memorandum; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS as if they occurred on January 1, 2003. The total purchase price for CCS will be allocated to the net assets of CCS based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the value of CCS's tangible and intangible assets. The final valuation analysis may include an adjustment to the amounts recorded for the value of property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date. The final valuation will be determined shortly after the completion of the acquisition. The summary pro forma consolidated financial and other data does not purport to represent what the results of operations, balance sheet data or financial information of Curative and CCS would have been if the above listed transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods.

The summary pro forma consolidated financial and other data should be read in conjunction with the sections titled "Unaudited pro forma consolidated financial data" and the notes thereto, "Selected historical consolidated financial data of Curative," "Selected historical consolidated financial data of CCS," "Management's discussion and analysis of financial condition and results of operations of Curative," "Management's discussion and analysis of financial condition and results of operations of CCS," and the audited financial statements of both Curative and CCS and the accompanying notes thereto appearing elsewhere in this offering memorandum.

Pro forma twelve months ended December 31, 2003(1)
(dollars in thousands)	(unaudited)
Statement of operations data
Revenues:
Products	$292,913
Services	28,898

Total revenues	321,811
Costs and operating expenses:
Costs of product sales	216,074
Costs of services	13,224
Selling, general and administrative	58,785

Total costs and operating expenses	288,083

Income from operations	33,728
Interest income	100
Other income	2,290
Interest expense	(17,729)

Income before income taxes	18,389
Income tax provision	7,227

Income from continuing operations	11,162
Loss from discontinued operations, net	(324)

Net income	$10,838

Other financial data
EBITDA(2)	$38,838
Capital expenditures(3)	8,987
Balance sheet data as of December 31, 2003
Cash and cash equivalents	$2,119
Accounts receivable	80,299
Inventories	14,101
Total assets	410,451
Total debt(4)	211,807
Total stockholders' equity	143,045

(1)
The twelve months ended December 31, 2003 pro forma results include the combination of: (i) the results of operations of Curative Health Services, Inc. for the year ended December 31, 2003; (ii) the results of operations of Critical Care Systems, Inc. for the year ended December 31, 2003; (iii) approximately $1.8 million of cost savings related to the acquisition of CCS; (iv) approximately $14.8 million of additional pro forma interest expense on the notes offered hereby at an assumed interest rate of 9.0% after giving effect to a $75 million swap from a fixed to a floating rate at an assumed swap rate of 6.50% and $0.7 million of pro forma interest expense on the GE revolving credit facility at an assumed rate of 4.8%; (v) approximately $1.4 million in amortization of identifiable intangibles related to a preliminary purchase price allocation of CCS; (vi) approximately $1.5 million of financing fee amortization related to the notes offered hereby and the new revolving credit facility; (vii) 2003 expense adjustments of approximately $0.8 million representing fees and write off of capitalized costs related to termination of Curative's previous credit facilities; (viii) 2003 interest expense and deferred financing cost expense of approximately $2.5 million related to the credit facilities of Curative and CCS; and (ix) pro forma tax adjustments.

(2)
EBITDA is defined as income before taxes, interest expense, interest income, other income, discontinued operations, and depreciation and amortization. EBITDA is not a measure more appropriate or meaningful than amounts determined in accordance with US generally accepted accounting principles ("GAAP") such as operating income as a measure of performance or cash flows from operations as a measure of liquidity. EBITDA is presented because we believe it is a useful measure of a company's ability to incur and repay indebtedness. We believe EBITDA provides analysts and investors with useful information for analysis of a company's performance and ability to incur and repay debt and for comparison with other companies in our industry. EBITDA is not calculated in a similar manner by all companies and, therefore, EBITDA as presented herein may not be comparable to that of other companies. Additionally, the presentation of EBITDA herein may not comply with SEC regulations and therefore may differ from the information contained in the exchange offer prospectus. The following table provides a reconciliation of net income (a GAAP measure) to EBITDA:

Pro forma twelve months ended December 31, 2003
(dollars in thousands)
Net income	$10,838
Income taxes	7,227
Interest expense	17,729
Other income	(2,290)
Interest income	(100)
Discontinued operations	324
Depreciation and amortization	5,110

EBITDA	$38,838

(3)
Capital expenditures for the period ended December 31, 2003 includes expenditures of approximately $6.7 million incurred by Curative in 2003 and approximately $2.3 million incurred by CCS in 2003.

(4)
Pro forma total debt includes $185 million in notes offered hereby, expected debt under the revolving credit facility on the issue date of the notes of approximately $14.0 million, $4.0 million in an obligation to the Department of Justice, $8.2 million in convertible and other promissory notes issued in connection with acquisitions and $0.6 million in capital lease and other obligations.

Summary historical consolidated financial data of CCS

In the following tables, we provide you with summary historical consolidated financial data of CCS. We have prepared this information using the historical consolidated financial statements of CCS for the three years ended December 31, 2003. The summary historical financial data for CCS should be read together with CCS's audited consolidated financial statements and related notes and the section titled "Management's discussion and analysis of financial condition and results of operations of CCS" included elsewhere in this offering memorandum.

	Fiscal year ended December 31
	2003	2002	2001
(dollars in thousands)
Statement of operations data
Revenue	$107,070	$77,676	$51,237
Cost of revenue	80,625	57,427	38,638

Gross profit	26,445	20,249	12,599
Selling, general, administrative and other expenses	15,357	11,673	10,615

Operating income	11,088	8,576	1,984

Interest expense, net	(847)	(1,169)	(1,503)
Other expense	(37)	(38)	(1)

Total interest and other expense	(884)	(1,207)	(1,504)

Income from continuing operations before income taxes	10,204	7,369	480
Income taxes	3,981	3,039	770

Income (loss) from continuing operations	6,223	4,330	(290)
Loss from discontinued operations, net	(324)	(157)	(193)

Net income (loss)	$5,899	$4,173	$(483)

Other financial data
Cash flow provided by (used in) operating activities	$3,419	$3,689	$(5,165)
Cash flow used in investing activities	(2,334)	(872)	(937)
Cash flow (used in) provided by financing activities	(2,099)	(4,948)	5,654
EBITDA(1)	11,990	9,246	2,658
Capital expenditures, net	2,334	872	937
Balance sheet data (at period end)
Cash and cash equivalents	$1,017	$2,031	$4,163
Working capital	17,322	14,554	15,124
Total assets	36,608	31,698	28,801
Total debt and redeemable preferred stock	36,684	36,127	39,227
Stockholders' deficit	(11,956)	(16,066)	(18,695)

(1)
EBITDA is defined as income before loss from discontinued operations, income taxes, total interest and other expense, and depreciation and amortization. EBITDA is not a measure more appropriate or meaningful than amounts determined in accordance with GAAP such as operating income as a measure of performance or cash flows from operations as a measure of liquidity. EBITDA is presented because we believe it is a useful measure of CCS's ability to incur and repay indebtedness. We believe EBITDA provides analysts and investors with useful information for analysis of CCS's performance and ability to incur and repay debt and for comparison with other companies in our industry. EBITDA is not calculated in a similar manner by all companies and, therefore, EBITDA as presented herein may not be comparable to that of other companies. Additionally, the presentation of EBITDA herein may not comply with SEC regulations and therefore may differ from the information contained in the exchange offer prospectus. The following table provides a reconciliation of net income (a GAAP measure) to EBITDA:

	Fiscal years ended December 31
	2003	2002	2001
(dollars in thousands)
Net income (loss)	$5,899	$4,173	$(483)
Loss from discontinued operations, net	324	157	193
Income taxes	3,981	3,039	770
Interest expense, net	847	1,169	1,503
Other expense	37	38	1
Depreciation and amortization	902	670	674

EBITDA	$11,990	$9,246	$2,658

Unaudited pro forma consolidated financial data

We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to the historical financial statements of Curative and CCS appearing elsewhere in this offering memorandum.

The unaudited pro forma consolidated balance sheet at December 31, 2003 gives effect to (i) the offering of the notes and the application of the proceeds of the offering as described under the heading "Use of proceeds" in this offering memorandum; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS and resulting pro forma adjustments related to liabilities recorded under EITF 95-3 as if the transaction occurred on December 31, 2003. The unaudited pro forma consolidated income statement for the fiscal year ended December 31, 2003 gives effect to: (i) the offering of the notes and the application of the proceeds of the offering as described under the heading "Use of proceeds" in this offering memorandum; (ii) the refinancing of our revolving credit facility and (iii) the acquisition of CCS as if they occurred on January 1, 2003. The unaudited pro forma consolidated financial data does not purport to represent what the results of operations, balance sheet data or financial information of Curative and CCS would have been if the above listed transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods.

The unaudited pro forma consolidated financial data has been prepared giving effect to the acquisition of CCS, which is accounted for in accordance with SFAS No. 141, "Business Combinations." The total purchase price for CCS will be allocated to the net assets of CCS based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the value of CCS's tangible and intangible assets. The final valuation analysis may include an adjustment to the amounts recorded for the value of property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date. The final valuation will be determined shortly after the completion of the acquisition.

The adjustments to the unaudited pro forma consolidated statement of operations are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges that will be incurred in connection with integration costs and costs of synergies that are anticipated at Curative. You should read the unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with the audited historical financial statements of both Curative and CCS and the accompanying notes thereto contained elsewhere in this offering memorandum and other financial information contained in the sections titled "Management's discussion and analysis of financial condition and results of operations of Curative" and "Management's discussion and analysis of financial condition and results of operations of CCS."

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
At December 31, 2003

	Curative Health Services, Inc. and Subsidiaries	Critical Care Systems, Inc.	Pro forma adjustments		Consolidated pro forma balance sheet
(dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,072	$1,017	$30	(1)	$2,119
Accounts receivable	55,217	25,082	—		80,299
Inventories	11,237	2,864	—		14,101
Prepaids and other current assets	4,270	2,156	—		6,426
Deferred tax assets	2,984	749	—		3,733
Current assets of discontinued operations	—	116	—		116

Total current assets	74,780	31,984	30		106,794
Property and equipment, net	7,890	3,794			11,684
Intangibles subject to amortization, net	1,463	—	18,196	(2)	19,659
Intangibles not subject to amortization (trade names)	682	—	933	(2)	1,615
Goodwill	147,895	169	111,633	(2)	259,697
Other assets	1,228	650	9,113	(3)	10,991
Non-current assets of discontinued operations	—	11	—		11

Total assets	$233,938	$36,608	$139,905		$410,451

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$28,892	$7,366	$(437	)(5)	$35,821
Accrued expenses	11,502	3,922	1,454	(2)	16,878
Deferred taxes	1,007	—	—		1,007
Current portion of long-term liabilities	7,911	3,240	(7,000	)(1)	4,151
Current liabilities of discontinued operations	—	135	—		135

Total current liabilities	49,312	14,663	(5,983)		57,992
Long-term liabilities	39,599	11,810	156,247	(4)	207,656
Deferred taxes	1,307	451	—		1,758

Total long-term liabilities	40,906	12,261	156,247		209,414
Redeemable preferred stock	—	21,640	(21,640)		—
Stockholders' equity:
Common stock and preferred stock	127	3	(3)	(5)	127
Additional paid in capital	115,082	—	—		115,082
Retained earnings (accumulated deficit) and other stockholders' equity accounts	30,118	(11,959)	11,284	(5)	29,443
Notes receivable—stockholders	(1,607)	—	—		(1,607)

Total stockholders' equity (deficit)	143,720	(11,956)	11,281	(5)	143,045

Total liabilities and stockholders' equity	$233,938	$36,608	$139,905		$410,451

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1)
The unaudited pro forma consolidated balance sheet reflects the following pro forma adjustments and considers Curative and CCS existing debt repayments, payment of acquisition consideration to the sellers of CCS and estimated fees and expenses incurred in connection with the acquisition and related financing.

(in thousands)
Sources of funds
Notes offered hereby	$185,000
New revolving credit facility	14,000

Total sources of funds	$199,000

Uses of funds
CCS acquisition value	$150,000
Cash on balance sheet	1,017
Repayment of Curative debt	35,253
Estimated fees and expenses	12,700
Pro forma adjustment(a)	30

Total uses of funds	$199,000

  (a)
  This amount consists of the following (in thousands):

Notes offered hereby	$185,000
New revolving credit facility	14,000
Repayment of Curative debt	(35,253)
CCS acquisition value	(150,000)
Cash on balance sheet	(1,017)
Financing fees associated with the acquisition and related financing	(12,700)

Pro forma adjustment—cash and cash equivalents	$30

(2)
In accordance with SFAS. No. 141, "Business Combinations," the CCS acquisition will be accounted for as a purchase, whereby the estimated acquisition consideration will be allocated to CCS's assets and liabilities based on their relative fair values. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," the consideration remaining will be allocated to identifiable intangible assets deemed to have a definite life, which will be amortized over that life, and goodwill and identifiable intangible assets with indefinite lives, which will not be amortized but rather reviewed annually to determine impairment and, if necessary, adjusted accordingly. The pro forma adjustments were based on a preliminary assessment of value by management of CCS's tangible and intangible assets. The final purchase price allocation may include an adjustment of the total consideration payable at closing, as well as in the amount recorded for any changes in value of property and equipment, identifiable intangible assets and goodwill determined subsequent to the completion of the acquisition.

(in thousands)
Total acquisition consideration allocation
CCS acquisition value	$150,000
Other liabilities assumed	12,424
Estimated exit costs(a)	1,454
Acquisition fees	2,475

Total acquisition consideration	166,353
Less: fair value of tangible assets acquired(b)	(35,591)

Excess purchase price to be allocated	130,762
Preliminary allocation:
Identifiable intangible assets with definite lives	18,196
Identifiable intangible assets with indefinite lives	933

Balance—goodwill	$111,633

  (a)
  Represents the estimated severance costs associated with the acquisition.

  (b)
  Reflects the book value of tangible assets acquired. Fair value is assumed to equal book value for purposes of these pro forma financial statements.

(3)
Represents fees associated with the CCS transaction, notes offered hereby and new revolving credit facility and write-off of costs associated with the termination of Curative's and CCS's debt as follows (in thousands):

Fees associated with the CCS transaction, notes offered hereby and new revolving credit facility	$12,700
Less: Acquisition fees	(2,475)
Less: Write off of fees on terminated Curative credit facility	(1,112)

Pro forma adjustment—other assets	$9,113

(4)
The adjustment for long-term liabilities was calculated as follows (in thousands):

Notes offered hereby	$185,000
New revolving credit facility	14,000
Repayment of Curative debt	(31,253)
Repayment of CCS revolver and term debt	(11,500)

Pro forma adjustment—long-term liabilities	$156,247

(5)
Represents the elimination of CCS's capital, retained earnings and other equity accounts and net effect of the write-off of Curative's deferred financing fees and was calculated as follows (in thousands):

Elimination of CCS's common stock and preferred stock		$(3)
CCS's accumulated deficit and other equity accounts	$11,959
Write off of deferred financing fees, net	(675)

Total adjustment to retained earnings (accumulated deficit)		11,284

Pro forma adjustment—stockholders' equity		$11,281

Write off of fees on terminated Curative credit facility		$1,112
Tax effect		(437)

Write-off, net of tax effect		$675

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
For the year ended December 31, 2003

	Curative Health Services, Inc. and Subsidiaries	Critical Care Systems, Inc.	Pro forma adjustments		Consolidated pro forma income statement
(dollars in thousands)
Revenues:
Products	$185,843	$107,070	$—		$292,913
Services	28,898	—	—		28,898

Total revenues	214,741	107,070	—		321,811
Costs and operating expenses:
Cost of product sales	135,449	80,625	—		216,074
Cost of services	13,224	—	—		13,224
Selling, general and administrative	44,544	15,357	(1,116	)(1)	58,785

Total costs and operating expenses	193,217	95,982	(1,116)		288,083

Income from operations	21,524	11,088	1,116		33,728
Interest income	20	80	—		100
Interest expense	(2,300)	(927)	(14,502)	(2)	(17,729)
Other income (expense)	2,327	(37)	—		2,290

Income before income taxes	21,571	10,204	(13,386)		18,389
Income tax provision	8,496	3,981	(5,250	)(3)	7,227

Income from continuing operations	13,075	6,223	(8,136)		11,162
Loss from discontinued operations, net	—	(324)	—		(324)

Net income	$13,075	$5,899	$(8,136)		$10,838

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

(1)
Represents the combination of (i) amortization expense of identifiable intangible assets of CCS of approximately $1.4 million related to approximately $18.2 million in finite lived identifiable intangible assets over their estimated average life of approximately thirteen years, (ii) approximately $1.8 million in cost savings related to the acquisition of CCS and (iii) the elimination of Curative's amortization of deferred financing fees and the write-off off deferred fees.

(2)
Represents (i) the additional interest expense resulting from the financing agreements to fund the acquisition of CCS, (ii) the amortization of financing fees related to our new credit facilities and (iii) the elimination of CCS and Curative interest expense of approximately $0.9 million and $1.6 million, respectively. A summary of additional interest expense is as follows (in thousands):

Year ended December 31, 2003
Additional interest expense:
Notes offered hereby(a)	$14,775
New revolving credit facility(b)	673
Amortization of financing costs(c)	1,541
Elimination of CCS interest expense	(893)
Elimination of Curative interest expense	(1,594)

Total	$14,502

  (a)
  Assumes a 9.0% interest rate on the notes offered hereby after giving effect to a $75 million swap from a fixed to a floating rate at an assumed swap rate of 6.50%.

  (b)
  Assumes an interest rate of 4.8%.

  (c)
  Represents annual amortization expense on an estimated $10.2 million of deferred cost over an average life of 6.7 years.

(3)
To adjust tax expense to Curative's effective tax rate for 2003 of 39.3%.

Selected historical consolidated financial data of CCS

The following tables present the selected historical consolidated financial data of CCS as of the dates and for the periods indicated. The selected consolidated statement of operations data for the years ended December 31, 2003, 2002 and 2001 and the selected consolidated balance sheet data as of December 31, 2003 and 2002 are derived from CCS's audited consolidated financial statements included elsewhere in this offering memorandum, which have been audited by KPMG LLP, independent auditors. The selected consolidated statement of operations data for the years ended December 31, 2000 and 1999 and the selected consolidated balance sheet data as of December 31, 2001, 2000 and 1999 are derived from CCS's audited consolidated financial statements which are not included or incorporated by reference in this offering memorandum and which have been audited by KPMG LLP, independent auditors.

The selected information below should be read in conjunction with "Unaudited pro forma consolidated financial data," "Management's discussion and analysis of financial condition and results of operations of CCS" and the audited consolidated financial statements and notes thereto of CCS, included elsewhere in this offering memorandum.

	Fiscal years ended December 31
	2003	2002	2001	2000	1999
(dollars in thousands)
Statement of operations data
Revenue	$107,070	$77,676	$51,237	$34,757	$27,850
Cost of revenue	80,625	57,427	38,638	24,861	19,144

Gross profit	26,445	20,249	12,599	9,896	8,706
Selling, general, administrative and other expenses	15,357	11,673	10,615	5,108	4,517

Operating income	11,088	8,576	1,984	4,788	4,189

Interest expense, net	(847)	(1,169)	(1,503)	(88)	(116)
Other (expense) income	(37)	(38)	(1)	45	96

Total interest expense and other, net	(884)	(1,207)	(1,504)	(43)	(20)

Income from continuing operations before income taxes	10,204	7,369	480	4,745	4,169
Income taxes	3,981	3,039	770	1,085	1,772

Income (loss) from continuing operations	6,223	4,330	(290)	3,660	2,397
Loss from discontinued operations, net	(324)	(157)	(193)	—	—

Net income (loss)	5,899	4,173	(483)	3,660	2,397

Other financial data
Cash flow provided by (used in) operating activities	$3,419	$3,689	$(5,165)	$2,056	$2,812
Cash flow provided by (used in) investing activities	(2,334)	(872)	(937)	(532)	(1,549)
Cash flow provided by (used in) financing activities	(2,099)	(4,948)	5,654	1,467	(86)
Capital expenditures, net	2,334	872	937	532	645
Ratio of earnings to fixed charges(1)	7.6x	5.3x	1.2x	10.8x	14.5x
Balance sheet data (at period end)
Cash and cash equivalents	$1,017	$2,031	$4,163	$4,610	$1,224
Working capital	17,322	14,554	15,124	10,537	4,843
Total assets	36,608	31,698	28,801	21,200	10,547
Total debt and redeemable preferred stock	36,684	36,127	39,227	31,710	975
Stockholders' (deficit) equity	(11,956)	(16,066)	(18,695)	(2,650)	5,129

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of total interest expense and a one-third portion of operating lease expenses that management believes is representative of the interest component of operating leases.

Management's discussion and analysis of financial condition and results of operations of CCS

OVERVIEW

Critical Care Systems is a provider of specialty infusion pharmaceuticals and comprehensive clinical services. It provides a full range of infusion therapies, with a focus on its four core therapies including hemophilia clotting factor, intravenous immune globulins, or "IVIG", anti-infective therapy and total parental nutrition, "TPN". CCS provides its services to patients intravenously in their home by an experienced team of clinical professionals. CCS' experienced nurses educate and teach the patients to administer and maintain their therapy regimens. CCS's revenues are derived primarily from third party payers. It coordinates its care with physicians and payers. CCS has business relationships with more than 150 local, regional and national payers and provides services from 29 branches in 18 states.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management's discussion and analysis of financial condition and results of operations discusses CCS's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management of CCS to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, CCS's management evaluates its estimates and judgments, including those related to revenue recognition, bad debts, unapplied funds, and impairment of long-lived assets. CCS's management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. CCS's management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition. Revenues are recognized as the related services are rendered or products delivered. A substantial portion of our revenues are billed to third-party payers, including insurance companies, managed care plans, governmental payers and contracted institutions. Revenues are recorded net of contractual adjustments and related discounts. Contractual adjustments represent estimated differences between service revenue at established rates and amounts expected to be realized from third-party payers under contractual agreements. CCS's management records revenue and related receivables based on established contract rates or prior experience with each payer in each specific market. As cash is collected, adjustments are made to each account from the original estimate. As the history builds, or changes occur with each third-party payer, CCS's management modifies its profile of collection rates for that third-party payer. Third-party payers routinely review and update their allowable payment levels by product or service based on prevailing charges in the marketplace. Third-party payers will periodically request adjustments to amounts paid in prior periods.

For the majority of its business, CCS has signed contracts with third-party payers, which stipulate the payment amounts or rates for services. We also provide services to patients covered by health insurers that we do not have contracts with. In these cases, we estimate the revenue based on historical payment patterns for the third-party payer. Any differences in amounts received are reflected as adjustments to revenue when we obtain better information or when payment is received.

Unapplied Funds. Third-party payers often adjudicate claims incorrectly for services provided. These monies could be a result of duplicate payments, overpayments, adjustments to previously paid claims, individually negotiated adjustments to contract pricing, or other unknown adjustments. Our policy is to research the reason for these unapplied funds, if necessary, contact the third-party payer, and if appropriate refund the monies. Because each third-party payer has differing practices on claims adjudication and adjustment, determining the outcome of each account can at times be lengthy. If adjustments result in reversal of the credit balance, revenue is recognized and disclosed in the notes to the consolidated financial statements. We reflect the amount of our unapplied funds in accounts payable on our consolidated balance sheet.

Allowance for Doubtful Accounts. We provide an allowance for uncollectible accounts to cover the estimated difference between our billable charges and expected collections from patients and third party payers. Each quarter, our branch and regional reimbursement staff perform an account specific review of accounts and balances based on the aging of those balances. Our allowance for doubtful accounts is based on various factors including historical collection experience, the aging profile of the account and historical account write-off experience. Changes in these factors in future periods could result in increases or decreases in the reserve.

Impairment of Long-Lived Assets. We provide services from branch locations throughout the United States. CCS's primary long-term assets consist of leasehold improvements, cleanroom equipment, furniture and office equipment, including computers. If a branch location fails to achieve cash flow expectations and is closed, CCS accounts for the impairment of these long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. The preparation of projected cash flows is based on CCS management's judgment of growth in revenues and cost in a particular market. If our long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2003, CCS closed one branch.

RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which is effective for fiscal periods beginning after December 31, 2004. CCS continues to evaluate the impact of this statement. CCS classifies its Series A redeemable preferred stock, which has features of both debt and equity between debt and equity on the balance sheet, as required by applicable rules of the SEC.

RESULTS OF OPERATIONS

Fiscal Year 2003 vs. Fiscal Year 2002

Revenue. CCS's revenue increased $29.4 million, or 38%, to $107.1 million for the fiscal year ended December 31, 2003 compared to $77.7 million for the fiscal year ended December 31, 2002. The increase in revenue was driven by twelve new branches opened in 2000 and 2001 and two other de novo branches opened in 2002. Three new branches were also opened in mid 2003 and one was closed in the third quarter of 2003.

Product revenues for the year ended December 31, 2003 included the following:

	2003
	In millions	% of Total
Hemophilia	$16.5	15.5%
IVIG	13.5	12.6%
TPN	16.3	15.2%
Antibiotics	34.4	32.1%
Other(1)	26.4	24.6%

Total	$107.1	100%

(1)
Other consists of antifungals, hydration, dobutamine, nursing, cell stimulator, chemotherapy, pain management, Enteral®, Solumedrol®, Interferon®, growth hormone, line maintenance and miscellaneous.

Cost of revenue. Cost of revenue increased $23.2 million, or 40% to $80.6 million in 2003 from $57.4 million in 2002. The increase was attributable to revenue growth in 2003. As a percentage of revenue, cost of revenue was 75% in 2003 as compared to 74% in 2002. The increase was due to both an increase in blood clotting factor business which has a higher cost of goods than the other core therapies of CCS and higher branch operating costs as a percentage of revenue due to continued pressure on pharmacist and nursing costs.

Selling, General and Administrative. Selling, general and administrative expense increased $3.7 million, or 32%, to $15.4 million in 2003 from $11.7 million in 2002. The increase was primarily due to the increase in personnel costs and information systems costs necessary to support the continuing growth of the business. As a percentage of revenues, selling, general and administrative were 14% in 2003 compared to 15% in 2002. The improvement in selling, general and administrative as a percentage of sales in 2002 is the result of CCS's ability to leverage existing infrastructure relative to the growth in revenues.

Other income (expense). Other expense for 2003 was $.9 million as compared to $1.2 million in 2002. The decrease in other expense in 2003 was due to lower interest rates and lower average outstanding debt in 2003 compared to 2002.

Income taxes. Income tax expense increased from $3.0 million in 2002 to $4.0 million in 2003 primarily resulting from a comparable increase in pre-tax income. The effective rate declined slightly from 41% in 2002 to 39% in 2003 due to a favorable adjustment to the prior year's tax accrual.

Net income from continuing operations. Net income from continuing operations increased $1.9 million or 44% to $6.2 million in 2003 compared to net income of $4.3 million in 2002. The increase was primarily due to growth in revenue in 2003.

Loss from discontinued operations. The loss from discontinued operations, net of income tax benefit of $0.3 million in 2003 was due to the closing of the San Diego branch in the third quarter.

Fiscal Year 2002 vs. Fiscal Year 2001

Revenue. CCS's revenue increased $26.4 million, or 52%, to $77.7 million for the fiscal year ended December 31, 2002 compared to $51.2 million for the fiscal year ended December 31, 2001. The increase in revenue was driven by twelve new branches opened in 2000 and 2001 and two new branches opened in 2002.

Cost of revenue. Cost of revenue increased $18.8 million, or 49% to $57.4 million in 2002 from $38.6 million in 2001. The increase was attributable to revenue growth in 2002. As a percentage of revenues, cost of revenue was 74% in 2002 as compared to 75% in 2001. The decrease was primarily due to lower branch operating costs as a percentage of revenue as the start-up branches opened in late 2000 and 2001 gained market share and increased in profitability.

Selling, General and Administrative. Selling, general and administrative increased $ 1.1 million, or 10%, to $11.7 million in 2002 from $10.6 million in 2001. The increase was primarily for personnel costs to support the continued growth of the business. As a percentage of revenues, selling, general and administrative was 15% in 2002 compared to 21% in 2001. The improvement in selling, general and administrative as a percentage of sales in 2002 is the result of CCS's ability to leverage existing infrastructure relative to the growth in revenues.

Other income (expense). Other expense for 2002 was $1.2 million as compared to $1.5 million in 2001. The decrease in other expense in 2002 was due to lower interest rates and lower average outstanding debt in 2002 compared to 2001.

Income taxes. Income tax expense increased from $0.8 million in 2001 to $3.0 million in 2002. The effective tax rates were 161% and 41%, respectively for 2001 and 2002. The difference was primarily due to nondeductible merger costs due to the merger with Infusion Care Systems in 2001.

Net income from continuing operations. Net income from continuing operations increased $4.6 million to $4.3 million in 2002 compared to a net loss of $.3 million in 2001. The increase was primarily due to the twelve new branches which opened in 2000 and 2001 achieving profitable results after a period of initial start-up losses.

Loss from discontinued operations. The loss from discontinued operations, net of income tax benefit of $0.2 million in 2002 was due to the closing of the San Diego branch in the third quarter of 2003.

LIQUIDITY AND CAPITAL RESOURCES

Working capital was $17.3 million at December 31, 2003 compared to $14.6 million at December 31, 2002. Total cash and cash equivalents at December 31, 2003 were $1.0 million. The ratio of current assets to current liabilities was 2.2 to 1 at December 31, 2003 and 2.0 to 1 at December 31, 2002.

Cash flows provided by operating activities for the year ending December 31, 2003 totaled approximately $3.4 million, primarily attributable to the $ 6.2 million in net income from continuing operations, $0.9 million in depreciation and amortization, $0.2 million in stock-based compensation charges and $0.4 million in deferred income taxes, partially offset by increases of $4.2 million in a accounts receivable and $0.5 million in prepaid expenses and other current assets. During 2003, CCS experienced a net increase in accounts receivable of $4.2 million, or 20%, attributable to the growth in revenues.

Cash flows used in investing activities totaled $2.3 million, attributable to fixed asset purchases. Cash flows used in financing activities totaled $2.1 million, attributable to proceeds of $3.0 million in borrowings from CCS's credit facility, offset by $5.0 million used in repayments of long-term and revolving debt.

At December 31, 2003, CCS's debt of approximately $15.0 million consisted of a term loan balance of $9.0 million, $5.5 million in revolving credit facilities, both of which were utilized for CCS's working capital needs, and $.5 million in financing lease payments.

The following table details total future payments under these obligations at December 31, 2003 (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Total debt obligations	15,044	3,240	11,796	8	—

At December 31, 2003 CCS had $1.0 million of cash on hand and $4.5 of availability on its revolving credit facility. CCS finances its new branch openings primarily from operating cash flow. CCS also has budgeted approximately $1.2 million to continue upgrading its information systems. For the next twelve months CCS believes that it will have adequate cash flow from operations and from availability on its revolving credit facility to fund its capital needs, maintain its working capital and pay its quarterly principal payments on its term debt.

Business of CCS

OVERVIEW

Critical Care Systems, Inc. ("CCS") was founded in 1991 and is a leading national provider of specialty infusion services. CCS focuses on delivering selected therapies (hemophilia clotting factor, IVIG, TPN and antibiotics) that are best managed and delivered on a local basis to patients in their homes through its network of 29 branch pharmacy operations in 18 states. By operating a branch network that responds to local market needs—supported by regional and corporate resources—CCS provides substantial benefits to patients, payors and physicians. CCS currently serves a monthly census of more than 4,000 patients. It has approximately 150 payor contracts and about 700 employees. To date, CCS's growth has been entirely organic—driven by same-store revenue gains as well as its successful expansion program. Since 2000, CCS has opened 18 branches, in major metropolitan markets and in secondary markets, and closed one branch.

Strategic focus on therapies offered

CCS focuses on its four core infusion therapies, which accounted for approximately 75% of its net revenue in 2003. In order to accommodate certain referral sources, however, the typical branch offers a total of 15-20 therapies delivered intravenously or via injection to patients in their homes. Over the past few years, CCS has been successful in increasing net revenue derived from its four core therapies.

Hemophilia factor products (factor). Because this therapy is required for an entire lifetime, the patient (or their care-takers) learns to administer their own blood clotting factor products. Factor patients infuse the therapy approximately three times per week. Although most blood therapy patients can self-infuse and do not require frequent nurse oversight, CCS will often send a company-employed nurse to visit the patient on a monthly basis in order to better monitor the patient. Oversight from a consistent clinical team can help to reduce adverse effects and increase protocol compliance.

Intravenous immunoglobin therapy (IVIG). Patients receiving IVIG therapy for primary immune deficiencies usually receive the therapy for life. Depending on the severity of their condition, patients receiving IVIG therapy for autoimmune disorders are treated intermittently over a period of months. CCS focuses on patients suffering from chronic conditions, and, accordingly, a majority of CCS' patients require long-term treatment. Nurse visitation is necessary for each treatment due to the high toxicity levels and the potential for a negative reaction.

Total parenteral nutrition (TPN). TPN is a solution that contains one or more of the following: amino acids, dextrose, fatty acids, electrolytes, trace elements, minerals and vitamins. Accordingly, TPN is mixed for each patient specifically and requires a high degree of pharmacy manipulation. Patients requiring these life-sustaining nutrients suffer from conditions such as inflammatory bowel disease, short bowel syndrome, pancreatitis or other gastrointestinal illnesses that prohibit oral digestion. TPN therapy is also utilized to augment the nutritional status of patients with cancer, hyperemesis, AIDS/HIV and eating disorders. Accordingly, certain patients require TPN for life, while others may only need short-term therapy. CCS currently provides TPN to approximately 270 patients (average monthly census) that require on average 72 days of treatment. Approximately 50% of CCS' patients require long-term treatment. A nurse will visit the patient periodically during the course of this therapy in order to take blood samples and monitor the patient.

Anti-infective therapy. Anti-infective therapy involves the infusion of antibiotic medications for the treatment of a variety of infectious episodes, such as osteomyelitis (bone infections), bacterial endocarditis (infection of the heart valves), wound infections, infections associated with HIV/AIDS, cancer, post-kidney transplant treatment protocols and infections of the kidneys and urinary tract. Anti-infective drugs are more effective when infused directly into the patient's blood as compared to oral formulation. A vast majority of CCS' patients utilizing the anti-infect therapy have recently been discharged from a hospital and require daily treatment for an average of 24 days. During this time period, a CCS nurse will visit the patient's home five times on average to educate, train and monitor the patient.

Other therapies. In 2003, approximately 25% of CCS's net revenue was derived from sales of all other therapies and services which includes inotropics, antifungal/antiviral therapies, cell stimulator, pain management, hydration, chemotherapy, enteral nutrition, solumedrol, growth hormone and others. No single therapy in the other category represented more than 5% of net revenue in 2003.

Branch operations

CCS's branches focus on fostering relationships with patients, physicians, hospitals and payors through a strong local presence. Accordingly, a typical branch is staffed with 10-20 clinical and operational professionals who collectively are responsible for every aspect of the branch's operations. These activities range from marketing to local referral sources to compounding, delivering and assisting in the administration of a patient's therapy. Each of CCS's branches is responsible for the following: (i) patient intake and admission; (ii) mixing and/or compounding therapies; (iii) clinical pharmacy, nursing and nutrition services; (iv) clinical monitoring; (v) delivery of therapies to the patient; (vi) reimbursement verification and assistance; (vii) sales and marketing activities; (viii) billing and collection; and (ix) patient inventory management.

Each of CCS's branches utilizes a comprehensive approach to delivering care designed to achieve superior outcomes by helping patients restore their independence and reduce unnecessary healthcare costs. One of the primary advantages of a local presence is the ability to closely manage and track the patient with a consistent clinical team. In fact, in emergency situations, CCS will facilitate an emergency room visit or, if necessary, will arrange an immediate visit to the home from a nurse. In order to be responsive to its patients, CCS places nurses and pharmacists on call 24 hours a day, seven days a week.

CCS's branch-level clinical services are complemented by two company-wide corporate programs, supervised by the director of clinical services:

–>
Branch oversight and performance improvement. CCS has instituted a clinical performance data management program (Trending Operational Performance or "TOP") to track performance and identify areas for improvement. Each branch is required to maintain occurrence logs, a catheter registry, on-call logs, chart audits and outcome monitors. These reports are then aggregated at the corporate level, which benchmarks the branches and propagates best practices. CCS's TOP program complies with JCAHO standards.

–>
Corporate medical directors. CCS's ten local medical directors and one national medical director play a key role in helping to maintain a high quality healthcare program. In certain states, a local medical director is required for regulatory purposes. CCS's medical directors provide a variety of services, including the review of CCS's protocols and related services and recommendation of methods for improvement. The medical directors also participate in compliance program training.

Sales and marketing

CCS has implemented a two-pronged sales and marketing strategy that focuses on establishing and expanding relationships with managed care payors and local referral sources, including physicians and hospital discharge planners. Each market that CCS services differs relative to the major source of referrals. Generally, CCS has found that metropolitan areas where several payors exist are more payor-driven, whereas more rural areas where fewer payors exist are physician/hospital discharge-driven. As such, CCS modifies its specific local calling effort in each geography. CCS's key selling point is its ability to deliver superior clinical outcomes through its locally based clinical experts.

Patients requiring infusion therapies are typically referred to CCS upon being discharged from a hospital or upon diagnosis by a physician with a specific disease or condition. The treating physician determines if the patient is a good candidate for home infusion and works with the patient and their payor to determine the service provider. While the patient ultimately has the ability to choose a service provider, the decision is often heavily influenced by the hospital discharge planner, the physician or the patient's payor. This makes CCS's local capabilities critical in its ability to attract new business.

CCS's sales force of 43 representatives is comprised of 38 branch-based representatives and five regional/corporate employees. The local sales representatives are completely integrated into the day-to-day branch operations and call on local physicians, hospitals and payors. CCS's vice president of sales, in conjunction with CCS's four area vice presidents and four regional/corporate sales representatives, oversee its sales and marketing program. This vice president is responsible for sales training, setting and implementing sales strategies, marketing support (brochures, press releases, etc.) and establishing and enhancing contractual relationships with national payors. The four regional/corporate sales representatives are comprised of a marketing manager and three managed care specialists who provide support to the local sales representatives and oversee the relationships and contracts with payors.

Corporate infrastructure

CCS has a national coverage with 29 local branches supported by corporate resources. CCS's mature branches not only generate strong same-store revenue growth but exhibit operational leverage as demonstrated by declining branch operating expenses as a percentage of net revenue. This leverage is attributable to the ability to add new patients with minimal incremental staffing. CCS's mature branches typically generate annual net revenue of approximately $3 to $4 million.

New market expansion

CCS had targeted three to five new geographic markets to enter each year. CCS has in the past been able to open branches that achieve profitability on average within three to four quarters. The ability to successfully enter new markets and drive profitability is attributable to CCS's ability to leverage corporate resources and its clinical reputation in order to rapidly establish a local presence, win payor contracts and develop referral sources. CCS typically targets markets that are contiguous to existing branches to take advantage of existing local resources and reputation. New branches typically involve an initial investment of $150,000 to $200,000 in fixed costs, depending on the complexity of the build-out. On average, new branches grow to $2.4 million of annualized net revenue by year two and turn profitable on an EBITDA basis in three to four quarters.

Branch growth	1997	1998	1999	2000	2001	2002	2003	2004(1)
Beginning	9	10	11	12	17	24	26	28
New	1	1	1	5	7	2	3	1
Closed	0	0	0	0	0	0	1	0

Ending	10	11	12	17	24	26	28	29

(1)
Through April 6, 2004.

Corporate compliance program

CCS implemented a compliance program in 2001 and has continued to build on that foundation. The program is headed by the chief compliance officer (CCO), at the direction of senior management and CCS's board of directors. This program was developed based on the Office of Inspector General (OIG) guidelines in consultation with external legal counsel. The compliance program promotes a "culture of compliance" that protects the mission of CCS and the communities served, acts as a proactive step to prevent fraud and abuse, encourages early detection, improves quality and reduces costs. The program was introduced to all employees in 2001. The CCO visited each branch in 2001 and is scheduled to visit each branch at least once a year to provide continuing education, to review policies and procedures and to address employee questions and concerns.

Customers, contracts and reimbursement

CCS derives the substantial majority of its net revenue from third-party payors, including managed care organizations and Medicare and Medicaid programs. CCS currently has approximately 150 payor contracts covering services throughout the nation. One reason that payors select CCS is because it provides valuable services to the payors such as weekly census and clinical reports. These detailed reports are shared with the local branch and the payor in order to help find opportunities for cost reduction and improvement in the level of service being provided. Billing and reimbursement for non-Medicare payors is conducted at the branch, so that CCS can develop strong local relationships with its payors. Medicare billing is performed at the corporate level.

CCS's managed care contracts typically cover a specific geographic region (usually a single state) and outline pricing and services to be offered. Each contract specifies the therapies CCS will provide. Contracts are typically for a renewable one-year term with a 30- to 90-day notice for termination. CCS has a well-diversified base of managed care payors. CCS has a high contract retention rate. Typically, when a contract is not renewed, it is because CCS cancels the contract because it is not meeting its profitability objectives.

CCS receives reimbursement for, and its net revenue is comprised of, the cost of the pharmaceuticals sold, nursing visits and a per diem (which covers clinical services, supplies and overhead). Historically, payors have varied in their reimbursement methodologies, with some paying a per diem and drug charge; others paying separately for drugs, supplies, nursing visits and per diems; and others paying only for drugs and supplies. The specific reimbursement methodology also differs according to the therapy. Typically, pharmaceuticals have been reimbursed at a percentage discount from the published average wholesale price ("AWP"), an amount provided by manufacturers, or on a unit price basis (for example, with factor and IVIG). CCS has updated its contracts with payors to comply with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). HIPAA requires standardized coding, which consists of charges for drugs, nursing visits and per diems.

Manufacturer and supplier relationships

CCS sources its products from a variety of suppliers. Its products are generally generic in nature and can be sourced through more than one supplier. In 2002, CCS purchased the majority of its pharmaceuticals (other than factor and IVIG) from one distributor. Most of its factor, IVIG and medical supplies were purchased from another supplier. In 2003, CCS continued to reduce its product acquisition costs due to its increased purchase volumes. CCS's contract to purchase pharmaceuticals is a two year contact expiring in August 2005. The contract for factor, IVIG and medical supplies is for three years and expires in February 2006. These two contracts account for approximately 90% of CCS's cost of materials. It also has other contracts for factor and IVIG, and it could enter into different wholesale pharmaceutical contracts at any time.

Government regulation

CCS operates in a regulatory environment that is substantially the same as the environment in which Curative operates. See "Business of Curative—Government regulation."

Facilities

CCS's branches are generally 5,000 square feet in size and located in light-industrial areas or office parks. The facilities have both warehouse and general office space. Each of CCS's branches serves a population within a 50-150 mile radius, but in certain circumstances branch personnel will travel farther to see patients. CCS has approximately 16,000 square feet of corporate office space located in Nashua, New Hampshire and Lake Forest (20 minutes outside of Chicago), Illinois. CCS leases its facilities for three to six year terms. CCS requires each of its branch locations to be JCAHO-accredited. Newly opened branches have provisional accreditation prior to their JCAHO survey.

Related party transactions

In December 2001 and January 2002, in order to encourage the executive officers of Curative to increase their equity stake in Curative, our Board of Directors offered to accelerate the exercisability of certain options held by executive officers (provided that the underlying shares could not be sold until such time, if any, as the option would have become exercisable under its original terms) and to provide the directors and officers with loans to cover 80% of the aggregate exercise price of any options they elected to exercise. Under this program, in December 2001 Mr. Maudlin borrowed $133,683. In 2002, Dr. Auerbach borrowed $77,495, Mr. Prior borrowed $600,870, Mr. Tella borrowed $489,958, Ms. Lanis borrowed $78,200, and Mr. Axmacher borrowed $103,795 to fund 80% of the exercise price of certain options. All of these loans bear interest at an annual rate of 2.46% and mature three years from the date of origination, provided that, to the extent that any of the shares acquired pursuant to the exercise of the related option are sold, the proceeds of that sale must be used to repay the principal and interest due on the loan. In 2003, Dr. Auerbach repaid $18,292 of the $77,495 loan, leaving a balance of $59,203, and Mr. Tella repaid $103,562 of the $489,958 loan, leaving a balance of $386,396.

AUDITED FINANCIAL STATEMENTS OF CCS

INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Critical Care Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Critical Care Systems, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Critical Care Systems, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As disclosed in note 14, in February 2004, the Company signed a Stock Purchase Agreement to sell all its shares of capital stock.

KPMG LLP

Boston, Massachusetts
March 15, 2004

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
ASSETS (Note 6)
Current Assets:
Cash and cash equivalents	$1,016,863	$2,031,419
Accounts receivable, less allowance for uncollectible accounts of $816,350 and $505,315 at December 31, 2003 and 2002, respectively	25,082,263	20,919,097
Inventories	2,864,130	2,968,187
Prepaid expenses	1,589,051	1,530,236
Other current assets	566,944	134,868
Net deferred tax assets (note 8)	749,500	869,753
Current assets of discontinued operations (note 10)	115,713	471,915

Total current assets	31,984,464	28,925,475
Property and equipment, net (note 4)	3,793,627	1,929,738
Other assets	530,306	536,961
Net deferred tax assets (note 8)	119,989	87,000
Goodwill	168,558	168,558
Noncurrent assets of discontinued operations (note 10)	10,651	49,884

Total assets	$36,607,595	$31,697,616

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion of long-term debt (note 6)	$3,239,710	$3,013,030
Accounts payable (note 2(i))	7,365,459	8,069,190
Accrued expenses (note 5)	3,922,391	3,201,803
Current liabilities of discontinued operations (note 10)	134,906	86,818

Total current liabilities	14,662,466	14,370,841
Long-term debt, less current portion (note 6)	11,803,951	13,508,643
Deferred tax liabilities (note 8)	450,989	60,253
Other liabilities (note 13)	6,000	219,000

Total liabilities	26,923,406	28,158,737

Series A redeemable preferred stock, $0.01 par value. Authorized 25,000 shares; issued and outstanding 15,955 shares at December 31, 2003 and 2002, at redemption value (note 9)	21,640,318	19,605,063

Commitments and contingencies (notes 7 and 11)
Stockholders' equity (deficit) (notes 3, 9 and 14):
Series B preferred stock, $0.01 par value. Authorized 15,000 shares; issued and outstanding 7,100 shares at December 31, 2003 and 2002	71	71
Class A common stock, $0.01 par value. Authorized 250,000 shares; issued and outstanding 233,838 shares at December 31, 2003 and 2002	2,338	2,338
Class B common stock, $0.01 par value. Authorized and issued 51,321 shares; outstanding 50,163 and 51,321 shares, respectively, at December 31, 2003 and 2002	513	513
Additional paid-in capital	—	—
Unearned compensation	(168,000)	(280,100)
Accumulated other comprehensive loss	(4,000)	(132,000)
Accumulated deficit	(11,752,610)	(15,657,006)
Treasury stock, at cost	(34,441)	—

Total stockholders' deficit	(11,956,129)	(16,066,184)

Total liabilities and stockholders' deficit	$36,607,595	$31,697,616

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2003	2002	2001
Revenue (note 2(i) and 2(j))	$107,069,848	$77,676,311	$51,237,364
Cost of revenue	80,624,925	57,426,885	38,638,480

Gross profit	26,444,923	20,249,426	12,598,884
Selling, general, and administrative expenses	12,412,338	9,838,272	8,849,787
Provision for doubtful accounts	2,795,400	1,612,974	1,391,769
Merger costs (note 3)	—	71,712	373,438
Management fee to related party (note 11)	150,000	150,000	—

Operating income	11,087,185	8,576,468	1,983,890

Other income (expense):
Interest expense	(926,816)	(1,214,280)	(1,659,304)
Interest income	80,025	44,490	155,988
Other	(36,536)	(37,670)	(1,226)

Total other expense	(883,327)	(1,207,460)	(1,504,542)

Income from continuing operations before income taxes	10,203,858	7,369,008	479,348
Income taxes (note 8)	3,980,754	3,038,883	770,248

Income (loss) from continuing operations	6,223,104	4,330,125	(290,900)
Loss from discontinued operations, net of income tax benefits of $225,293, $108,833 and $133,798 in 2003, 2002 and 2001, respectively (note 10)	(324,201)	(156,613)	(192,539)

Net income (loss)	$5,898,903	$4,173,512	$(483,439)

See accompanying notes to consolidated financial statements.

STATEMENTS OF CONSOLIDATED REDEEMABLE PREFERRED STOCK, STOCKHOLDERS' DEFICIT AND COMPREHENSIVE INCOME (LOSS)
Years ended December 31, 2003, 2002 and 2001

			Stockholders' deficit
	Series A redeemable preferred stock		Series B preferred stock		Class A common stock		Class B common stock
											Accumulated other comprehensive loss		Treasury stock
									Additional paid-in capital	Unearned compensation		Accumulated deficit			Total stockholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount					Shares	Amount
Balance, December 31, 2000	13,950	$14,113,837	7,100	$71	233,838	$2,338	45,572	$456	—	—	—	(16,766,594)	—	$—	(16,763,729)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	(483,439)	—	—	(483,439)
Unrealized loss on derivative instrument, net of deferred taxes of $126,000 (note 13)	—	—	—	—	—	—	—	—	—	—	(190,000)	—	—	—	(190,000)

Total comprehensive loss															(673,439)
Issuance of Class B common stock	—	—	—	—	—	—	5,749	57	9,993	—	—	—	—	—	10,050
Issuance of Series A preferred stock	2,005	2,004,758	—	—	—	—	—	—	—	—	—	—	—	—	—
Acquisition of common shares	—	—	—	—	—	—	—	—	—	—	—	—	1,168	(2,050)	(2,050)
Reissuance of common shares	—	—	—	—	—	—	—	—	—	—	—	—	(1,168)	2,050	2,050
Stock-based compensation charges (notes 3 and 9)	—	—	—	—	—	—	—	—	766,788	(700,000)	—	—	—	—	66,788
Amortization of stock-based compensation charges (note 3)	—	—	—	—	—	—	—	—	—	308,000	—	—	—	—	308,000
Preferred stock dividends (note 9)	—	1,642,625	—	—	—	—	—	—	(776,781)	—	—	(865,844)	—	—	(1,642,625)

Balance, December 31, 2001	15,955	17,761,220	7,100	71	233,838	2,338	51,321	513	—	(392,000)	(190,000)	(18,115,877)	—	—	(18,694,955)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	—	4,173,512	—	—	4,173,512
Unrealized gain on derivative instrument, net of deferred taxes of $39,000 (note 13)	—	—	—	—	—	—	—	—	—	—	58,000	—	—	—	58,000

Total comprehensive income															4,231,512
Acquisition of common shares	—	—	—	—	—	—	—	—	—	—	—	—	3,050	(14,818)	(14,818)
Reissuance of common shares	—	—	—	—	—	—	—	—	12,357	—	—	—	(3,050)	14,818	27,175
Stock-based compensation charges (note 9)	—	—	—	—	—	—	—	—	116,845	—	—	—	—	—	116,845
Amortization of stock-based compensation charges (note 3)	—	—	—	—	—	—	—	—	—	111,900	—	—	—	—	111,900
Preferred stock dividends (note 9)	—	1,843,843	—	—	—	—	—	—	(129,202)	—	—	(1,714,641)	—	—	(1,843,843)

Balance, December 31, 2002	15,955	19,605,063	7,100	71	233,838	2,338	51,321	513	—	(280,100)	(132,000)	(15,657,006)	—	—	(16,066,184)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	—	5,898,903	—	—	5,898,903
Unrealized gain on derivative instrument, net of deferred taxes of $85,000 (note 13)	—	—	—	—	—	—	—	—	—	—	128,000	—	—	—	128,000

Total comprehensive income															6,026,903
Acquisition of common shares	—	—	—	—	—	—	—	—	—	—	—	—	1,158	(34,441)	(34,441)
Stock-based compensation charges (note 9)	—	—	—	—	—	—	—	—	40,748	—	—	—	—	—	40,748
Amortization of stock-based compensation charges (note 3)	—	—	—	—	—	—	—	—	—	112,100	—	—	—	—	112,100
Preferred stock dividends (note 9)	—	2,035,255	—	—	—	—	—	—	(40,748)	—	—	(1,994,507)	—	—	(2,035,255)

Balance, December 31, 2003	15,955	$21,640,318	7,100	$71	233,838	$2,338	51,321	$513	—	(168,000)	(4,000)	(11,752,610)	1,158	$(34,441)	(11,956,129)

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,898,903	$4,173,512	$(483,439)
Loss from discontinued operations	(324,201)	(156,613)	(192,539)

Net income (loss) from continuing operations	6,223,104	4,330,125	(290,900)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	902,047	670,088	674,446
Loss on disposal of equipment and software	36,536	50,924	—
Amortization and write-off of deferred financing costs	79,779	75,211	217,647
Stock-based compensation charges	152,848	228,745	374,788
Deferred income taxes	393,000	2,096,050	(1,648,000)
Changes in operating assets and liabilities:
Accounts receivable	(4,163,166)	(6,064,509)	(6,772,031)
Income tax receivable	—	16,870	2,014,772
Inventories	104,057	203,230	(1,634,884)
Prepaid expenses and other current assets	(490,891)	(782,028)	482,338
Other assets	48,195	(42,605)	(14,396)
Accounts payable and accrued expenses	16,856	3,353,606	1,676,477

NET CASH PROVIDED BY (USED IN) CONTINUING OPERATING ACTIVITIES	3,302,365	4,135,707	(4,919,743)
NET CASH PROVIDED BY (USED IN) DISCONTINUED ACTIVITIES	116,690	(446,978)	(245,073)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	3,419,055	3,688,729	(5,164,816)

CASH FLOWS FROM INVESTING ACTIVITY:
Purchases of property and equipment, net	(2,334,399)	(872,463)	(936,676)

NET CASH USED IN INVESTING ACTIVITY	(2,334,399)	(872,463)	(936,676)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	3,000,000	1,017,891	5,400,000
Repayment of long-term debt	(5,041,587)	(5,962,399)	(1,529,516)
Debt issuance costs	(23,184)	(15,372)	(231,374)
Proceeds from issuance of Series A redeemable preferred stock	—	—	2,004,758
Proceeds from issuance of common stock	—	27,175	12,100
Payments to acquire common stock	(34,441)	(14,818)	(2,050)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(2,099,212)	(4,947,523)	5,653,918

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,014,556)	(2,131,257)	(447,574)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,031,419	4,162,676	4,610,250

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,016,863	$2,031,419	$4,162,676

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$945,250	$1,161,165	$1,401,300
Income taxes paid	3,252,862	322,471	2,403,000
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Preferred stock dividends	$2,035,255	$1,843,843	$1,642,625
Equipment purchased under financing leases	468,073	—	—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

(1)    Description of Business

Critical Care Systems (CCS or the Company) is a national provider of specialty infusion pharmaceuticals and comprehensive clinical services. Services include a full range of infusion therapies and nutrition support as well as bio-pharmaceutical products, delivered intravenously to patients in their homes by a clinical team of professionals.

The Company commenced operations in 1991. At December 31, 2003, the Company operated 28 branches throughout the United States. The Company operates in one reportable segment.

(2)    Summary of Significant Accounting Policies and Practices

(a)    Principles of Consolidation

The consolidated financial statements include the financial statements of Critical Care Systems, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)    Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. Significant estimates made by the Company include the useful lives of property and equipment, the recoverability of long-lived assets, and the collectibility of accounts receivable and deferred tax assets.

(c)    Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(d)    Accounts Receivable

Management estimates the collectibility of each receivable based on established contract rates or prior experience with each payor in each specific market. As cash is collected, adjustments are made to each account from the original estimate. As the history builds, or changes occur with each payor, management modifies its profile of collection rates for that payor. Payors routinely review and update their allowable payment levels by product or service based on prevailing charges in the marketplace. Payors will periodically request adjustments to amounts paid in prior periods.

While management believes the resulting net carrying amounts for accounts receivable are fairly stated and that the Company has made adequate provision for contractual adjustments and uncollectible accounts based on all information available, no assurance can be given as to the level of future provisions for contractual adjustments and uncollectible accounts, or how they will compare to the levels in the past. The Company's ability to successfully collect its accounts receivable also depends in part on its ability to adequately supervise and train personnel in billing and collections.

The Company provides an allowance for uncollectible accounts to cover the estimated difference between the Company's billable charges and expected collections from patients and third party payors. The provision for bad debt expense is included in operations.

(e)    Inventories

Inventories, which consist mainly of supplies and pharmaceuticals, are stated at the lower of cost (first-in, first-out) or market.

(f)    Goodwill

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002 and ceased to amortize its goodwill in 2002. Prior to adopting SFAS No. 142, the Company amortized goodwill over 15 years. Goodwill amortization expense, net of tax, was $8,326 for the year ended December 31, 2001. At December 31, 2003 and 2002, the Company has goodwill of $168,558 on its consolidated balance sheets.

Under SFAS No. 142, goodwill is tested annually for impairment. The Company's impairment review is based on a discounted cash flow approach that requires significant management judgment with respect to revenue and expense growth rates and the selection and use of an appropriate discount rate. The Company uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired. The Company completed the transitional impairment test in 2002 and designated the fourth quarter for its annual review of impairment. No impairment was indicated by either the transitional test or the fourth quarter reviews.

(g)    Property and Equipment

Property and equipment are stated at cost. Depreciation on property and equipment is calculated using either the straight-line or double declining balance method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred.

Property and equipment is depreciated over the estimated useful lives of the assets as follows:

Medical equipment	3-10 years
Furniture and fixtures	3-7 years
Computer software and equipment	3 years
Vehicles	3 years
Leasehold improvements	Shorter of lease term or estimated useful life of asset

(h)    Deferred Financing Costs

The Company capitalizes certain direct costs, mainly legal and bank fees, related to the acquisition of its credit agreements. Deferred financing costs are amortized over the term of credit agreements and are recorded as a component of interest expense on the consolidated statements of operations. At December 31, 2003 and 2002, the Company had net deferred financing costs of $243,452 and $300,047, which are included in other assets in the accompanying consolidated balance sheets.

(i)    Unapplied Funds

At December 31, 2003 and 2002, the Company had approximately $5.1 million and $5.9 million, respectively, of patient accounts with credit balances. These monies could be a result of duplicate payments, overpayments, adjustments to previously paid claims, individually negotiated adjustments to contract pricing, or other unknown adjustments. The Company's policy is to research the reason for these unapplied funds, if necessary contact the payor, and if appropriate refund the monies. Because each third party payor has differing practices on claims adjudication and adjustment, determining the outcome of each account can at times be lengthy. Adjustments to revenue from reversals of unapplied receipts were $457,090, $54,685 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively. For financial statement reporting purposes, these unapplied funds are included in accounts payable.

(j)    Revenue Recognition

Revenues are recognized as the related services are rendered or products delivered. A substantial portion of the Company's revenues are billed to third-party payors, including insurance companies, managed care plans, governmental payors and contracted institutions. Revenues are recorded net of contractual adjustments and related discounts. Contractual adjustments represent estimated differences between service revenue at established rates and amounts expected to be realized from third-party payors under contractual agreements.

Revenue from the Medicare and Medicaid programs (including Managed Medicaid Programs) accounted for approximately 23%, 20% and 16% of the Company's consolidated net revenue for the years ended December 31, 2003, 2002 and 2001, respectively. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Management believes that the Company is in compliance with all applicable laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs. At December 31, 2003 and 2002, amounts due from the Medicare and Medicaid programs were approximately 24% of the Company's net account receivable balance.

The Company has a contract with a national managed care company whose net revenue represents approximately 10% of the Company's total net revenues for the year ended 2003.

(k)    Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)    Impairment of Long-Lived Assets

The Company accounts for the impairment of long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(m)    Comprehensive Income (Loss)

The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the years ended December 31, 2003, 2002 and 2001, comprehensive income (loss) is comprised of net income (loss) and changes in unrealized gains (losses) on its derivative instrument. At December 31, 2003 and 2002, accumulated other comprehensive loss is comprised solely of unrealized gains (losses) on the derivative instrument.

(n)    Derivative Instruments and Hedging Activities

In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 in 2001 as it entered into its first derivative transaction.

All derivatives are recognized on the consolidated balance sheets at their fair value. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in accumulated other comprehensive income (loss), until earnings are affected by the variability in cash flows of the designated hedged item.

(3)    Merger with Infusion Care Systems, Inc.

On December 31, 2001, the Company merged with Infusion Care Systems, Inc. (ICS) in a combination accounted for as an "as-if-pooling-of-interests-accounting". The Company and ICS are considered entities under common control as their majority shareholder owns over 50% of the outstanding voting shares of each respective entity. As such, the assets and liabilities of ICS continue to be accounted for at historical cost.

Each holder of ICS Class A common stock received 0.008 shares of the Company's Class A common stock and 0.000042 shares of the Company's Series B preferred stock. Each holder of ICS Class B common stock received 0.0285 shares of the Company's Class B common stock and a cash payment of $0.0215 per share. Each holder of ICS preferred stock received 0.001 shares of the Company's Series A redeemable preferred stock. In connection with the transaction, the Company recorded a deferred compensation charge of $700,000, of which $112,100, $111,900 and $308,000 was expensed in 2003, 2002 and 2001, respectively. The remaining compensation expense of $168,000 is being recognized over the remaining two-year vesting period of the restricted shares of common stock (see note 9).

The Company recorded merger-related costs, mainly legal and other professional services costs, of $71,712 and $373,438 in 2002 and 2001, respectively.

In "as-if-pooling-of-interests" accounting, the financial statements of the Company for periods prior to the combination have been restated to include the accounts and results of operations of ICS from the date common control was established by the majority shareholder (December 11, 2000).

The results from continuing operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements for the year ended December 31, 2001 are summarized below (unaudited):

Revenue:
CCS	$42,983,283
ICS	8,254,081

$51,237,364

Income (loss) from continuing operations:
CCS	$2,936,264
ICS	(3,227,164)

$(290,900)

Certain adjustments were made to the 2001 results of operations to adjust income tax expense and to eliminate intercompany transactions prior to the combination.

(4)    Property and Equipment

Property and equipment consists of the following at December 31:

	2003	2002
Medical equipment	$1,988,751	$1,779,248
Furniture and equipment	1,677,727	1,309,158
Computer equipment and software	2,776,400	1,097,509
Leasehold improvements	898,488	590,559
Vehicles	95,679	95,679

	7,437,045	4,872,153
Less accumulated depreciation and amortization	(3,643,418)	(2,942,415)

	$3,793,627	$1,929,738

Total depreciation and amortization expense on property and equipment for the years ended December 31, 2003, 2002 and 2001 was $902,047, $670,088 and $674,446, respectively.

(5)    Accrued Expenses

Accrued expenses consist of the following at December 31:

	2003	2002
Accrued payroll and benefits	$2,435,871	$2,006,533
Accrued income taxes	571,569	499,143
Accrued management fee to related party (note 11)	150,000	150,000
Accrued rent	126,991	78,132
Accrued other	637,960	467,995

	$3,922,391	$3,201,803

(6)    Long-Term Debt

Long-term debt consists of the following at December 31:

	2003	2002
Term loan	$9,000,000	$12,000,000
Revolving credit facilities	5,500,000	4,500,000
Financing lease payments under various agreements for certain computer assets, including interest at rates of 5% to 5.9%, maturing on various dates through October 2006	511,391	—
Various notes payable, secured by certain assets, payable in various monthly installments, including interest, maturing at various dates through March 2008	32,270	21,673

Total long-term debt	15,043,661	16,521,673
Less current portion	(3,239,710)	(3,013,030)

	$11,803,951	$13,508,643

Annual maturities of long-term debt for the next five years are as follows:

2004	$3,239,710
2005	3,234,464
2006	8,561,367
2007	6,434
2008	1,686

$15,043,661

Credit Agreements

In December 2000, CCS entered into a Credit Agreement with a bank. Under the Credit Agreement, CCS had a $15,000,000 term note and a $5,000,000 revolving credit facility. All borrowings under the Credit Agreement were secured by all assets of the Company. The Credit Agreement contained restrictive financial and administrative covenants.

Principal payments under the term note were payable in quarterly installments through September 31, 2005, with interest paid monthly. The term note bore interest based on the bank's base rate plus 1.75% or LIBOR plus margin of 3.25%.

Under the terms of the revolving credit facility, interest was payable monthly at a rate of the bank's base rate plus 1.25% or LIBOR plus 2.75%, at the election of the Company. The revolving credit facility was due in full on December 11, 2005.

In May 2001, ICS entered into a credit agreement with a bank. Under the credit agreement, ICS had a $9,000,000 revolving credit facility payable on demand. Interest was payable monthly at the bank's prime lending rate. Under the terms of the credit agreement, up to $9,000,000 of the Company's borrowings were guaranteed by Thoma Cressey Equity Partners Fund VII L.P. (TCEP Fund).

Amended and Restated Credit Agreement

In December 2001, the Company entered into an Amended and Restated Credit Agreement (the Amended Credit Agreement) with a bank, effective with the merger of CCS and ICS. Under the Credit Agreement, the Company increased its revolving credit facility from $5,000,000 to $8,000,000, and entered into a term loan of $15,000,000. The term loan is payable quarterly over the next five years, while the revolving credit matures in December 2006. At the Company's option, each loan under the Credit Agreement will bear interest at either the bank's base rate plus applicable margin or LIBOR plus an applicable margin ranging from 200 to 350 basis points, based on the performance of the Company. At December 31, 2003, the interest rates on the term loan and revolving credit facility were 5.7% and 3.1%, respectively.

Under the terms of the Amended Credit Agreement, $8,000,000 of the Company's borrowings were guaranteed by TCEP Fund. In 2003, the guarantee was released by the bank after receipt of the December 31, 2002 audited financial statements.

On March 28, 2003, the Company amended its credit facility to revise certain features included therein. The amendment included an increase in the revolving credit limit to $10,000,000; an increase in the minimum capital expenditure limitation to $2,500,000 for 2003; and a modification to the mandatory prepayment covenant requirement for excess cash flow if the Company's debt/EBITDA, as defined, exceeds 2.0 for any fiscal year. On February 13, 2004, the Company amended its credit facility to increase, the annual minimum capital expenditure limitation to $2,500,000 for each of the remaining years on the facility.

The Amended Credit Agreement contains certain financial and nonfinancial covenants. Financial covenants include maximum cash flow leverage, minimum fixed charge coverage, minimum adjusted EBITDA, maximum leverage and maximum capital expenditures as defined in the Credit Agreement. The Company was in compliance with the covenants, as amended, at December 31, 2003.

(7)    Commitments and Contingencies

Leases

The Company leases its corporate offices and office and warehouse facilities for its branch operating locations under agreements that expire at various dates through 2009. The majority of the leases provide for renewal options. Many of the leases also contain escalation clauses relating to real estate tax and operating expense increases.

Future minimum lease payments under noncancelable operating leases are as follows:

Year ending December 31:
2004	$2,061,390
2005	2,029,681
2006	1,509,631
2007	1,083,984
2008	576,050
Thereafter	141,322

$7,402,058

Total rental expense relating to operating leases for the years ended December 31, 2003, 2002 and 2001 was approximately $1,852,684, $1,519,700 and $1,374,250, respectively.

Legal Proceedings

The Company may from time to time be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse affect on the Company's financial position or results of operations.

Insurance

The Company maintains various types of insurance to cap its exposure in the normal course of its business operations. Coverage is maintained for general and professional liability in aggregate amounts of $8 and $10 million, respectively. General liability coverage is on occurrence and professional liability coverage is on a claims-made basis. The Company is responsible for the first $250,000 of loss per claim up to an aggregate of $1 million of loss per year.

Employment Agreements

The Company maintains employment agreements with certain members of management. The employment agreements include noncompetition provisions and provide severance arrangements that range from three months to two years.

(8)    Income Taxes

The provision for income tax expense (benefit) from continuing operations for the years ended December 31, 2003, 2002 and 2001 consists of the following:

	2003	2002	2001
Current:
Federal	$2,768,794	$354,597	$1,867,000
State	818,960	588,236	417,450

	3,587,754	942,833	2,284,450

Deferred:
Federal	309,000	1,964,550	(1,467,309)
State	84,000	131,500	(46,893)

	393,000	2,096,050	(1,514,202)

	$3,980,754	$3,038,883	$770,248

Income tax expense attributable to income from continuing operations during the years ended December 31, 2003, 2002 and 2001 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

	2003	2002	2001
Expected income tax expense	$3,469,312	$2,505,463	$162,978
Increase in income taxes resulting from:
State tax, net of federal benefit	595,954	388,235	225,700
Nondeductible expenses	106,031	168,372	252,293
Other	(190,543)	(23,187)	129,277

	$3,980,754	$3,038,883	$770,248

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Net operating losses	$43,303	$43,303
Bad debts	323,356	205,495
Other items	500,830	620,955
Unrealized loss on derivative instrument	2,000	87,000

Total gross deferred tax assets	869,489	956,753

Deferred tax liabilities:
Property and equipment, principally due to difference in depreciation	399,898	1,209
Deferred financing costs	40,116	53,556
Joint venture amortization	10,975	5,488

Total gross deferred tax liabilities	450,989	60,253

Net deferred tax assets	$418,500	$896,500

(9)    Stockholders' Equity

Capital Stock—Authorized Shares

The Company has authorized capital stock of 341,321 shares, of which 301,321 are for common stock and 40,000 are for preferred stock.

Class A and Class B Common Stock

The Class A and Class B common stock have certain rights, preferences and restrictions with respect to dividends, conversion, liquidation, and voting as follows:

  Voting

  The holders of Class A and Class B common stock are entitled to one vote for each share of stock held. The holders of Class A and Class B common stock will vote together as a single class on all actions to be taken by the Company's common stockholders.

  Conversion

  The Company's board of directors has the right to convert the Class A and Class B common stock into a single class of common stock, subject to certain limitations. The Company's board of directors is limited in its discretion to convert, unless either (i) an aggregate of $50 million has been invested into the Company (CCS and ICS) since April 25, 2000 or (ii) the conversion is implemented in conjunction with an approved sale of the Company.

  The Class B common stockholders have antidilution rights, prior to conversion, that allow them to maintain their 18% common stock ownership.

  Liquidation

  In the event of any liquidation, dissolution, or winding-up of the Company, the Class A and Class B common stockholders are entitled to participate in all distributions to the common stockholders after the Company's preferred stockholders receive their distribution.

  Dividends

  The Class A and Class B common stockholders are entitled to participate and receive dividends as and when declared by the Company's board of directors.

The Company's 51,321 shares of Class B common stock are held by employees and are subject to repurchase by the Company in the event the employee ceases to be employed by the Company. The number of shares subject to the repurchase option is based on a vesting schedule that begins with a 20% immediate vesting, then 16% a year thereafter. After five years the employee is fully vested in the Class B common stock. Upon the occurrence of a change in control, all unvested shares vest immediately. At December 31, 2003, 13,841 shares of Class B common stock remain unvested.

In conjunction with the separation of a former employee from the Company in August of 2003, the terms of the employee's employment agreement were modified to allow for continued vesting of unvested Class B common stock. This change in terms resulted in a new measurement date for the unvested shares and a compensation charge of $40,748.

In the event of a termination, and based on the reason and timing of termination, the purchase price for each share will be either cost or fair market value.

Preferred Stock

The Company is authorized to issue up to 40,000 shares of preferred stock, of which 25,000 shares and 15,000 shares are designated as Series A redeemable and Series B preferred stock, respectively. At December 31, 2003, 15,955 and 7,100 shares of Series A redeemable and Series B preferred stock were issued and outstanding.

The Series A redeemable and Series B preferred stock have certain rights, preferences, and restrictions with respect to dividends, conversion, liquidation, voting, and redemption as follows:

  Dividends

  The holders of Series A redeemable and B preferred stock are entitled to receive dividends at the rate of 10% per annum of the liquidation value ($1,000 per share) plus all accumulated and unpaid dividends. The dividends will accrue whether or not they have been declared by the

  Company's board of directors. Total accumulated dividends for Series A redeemable and B preferred stock were $8,142,896 and $5,208,783, at December 31, 2003 and 2002, respectively.

  Conversion

  The Series A redeemable and Series B preferred stockholders have no conversion rights.

  Redemption

  The Series A redeemable preferred stockholders have a redemption right that requires the Company to redeem all or a portion of their outstanding redeemable preferred stock for cash any time on or after December 11, 2005 or upon an initial public offering upon the approval of a majority of the holders. In the event of a change of ownership, which includes a sale of more than 50% of the outstanding common stock of the Company, the holders of a majority of the shares of outstanding Series A redeemable preferred stock have a right to require the Company to redeem all or any portion of their Series A redeemable preferred stock for cash. The redemption amount will be equal to the liquidation value ($1,000 per share), plus all accumulated and unpaid dividends. The Series B preferred stockholders have no redemption rights.

  Sale of Company

  In the event of a sale of the Company, which includes a sale of capital stock of the Company possessing voting power to elect a majority of the Company's board of directors, the Company must obtain, at its expense, a fairness opinion from an investment bank if one of the following is true with respect to the sale: (a) the holders of Series B preferred stock will not receive at least an amount equal to $1,000 per share plus all accrued and unpaid dividends; or (b) the holders of Series A redeemable and Series B preferred stock will receive an amount greater than $1,000 per share plus all accrued and unpaid dividends.

  Upon a sale of the Company, as described above, each holder of a class of stock must have the same rights to receive the same form and amount of consideration per share as the other holders of such class. Furthermore, each holder possessing currently exercisable rights to acquire shares must be allowed to either (a) exercise such rights prior to the consummation of the sale and participate as a holder of such shares or (b) upon the consummation of the sale, receive consideration equal to (1) the same amount of consideration per share received by holders of such class less the exercise price per share, multiplied by (2) the number of shares.

  Liquidation

  In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the Series A redeemable and Series B preferred stockholders are entitled to a per-share distribution in preference to the holders of common stock equal to the liquidation value ($1,000 per share), as adjusted, plus all accumulated and unpaid dividends. In liquidation, the Series B preferred stockholders are junior to the rights of the Series A redeemable preferred stockholders. At December 31, 2003, the total liquidation values, plus all accrued and unpaid dividends for Series A redeemable and Series B preferred stock were $21,640,318 and $9,556,989, respectively.

  Voting

  The Series A redeemable and Series B preferred stockholders have no voting rights.

Stock Options

In connection with its recapitalization in December 2000, CCS accelerated all outstanding unvested stock options of its employees. The acceleration of the employees' unvested stock options results in a modification of an original stock options grant. Under FASB Interpretation No. 44, compensation costs should be recognized because the modification introduces the potential for an effective renewal of the award, unless the employee continues to provide service and would have vested in the award under its original vesting provisions. Total compensation expense relating to this modification was $0, $116,845 and $66,788 in 2003, 2002 and 2001, respectively. Should additional employees from this group separate from the Company before 2004, total additional compensation expense would not exceed $311,000.

(10)    Discontinued Operations

The Company accounts for disposal of branch operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under the provisions of SFAS No. 144, certain disposal activities that previously did not qualify for discontinued operations accounting will now be required to be reported as discontinued operations. SFAS No. 144 requires that a disposal of a component of an entity comprising operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes from the rest of the entity, shall be reported as discontinued operations if (a) the operations of the component have been or will be eliminated from the ongoing operations of the entity as a result of the disposition activity and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

In September of 2003, the Company closed its San Diego branch operations. In connection with this action, the Company recorded a charge for lease costs of approximately $108,000 and severance costs and write-offs of certain fixed assets of approximately $48,000. The Company's consolidated financial statements reflect the results of the San Diego branch as discontinued operations for all periods presented, net of income tax benefit. The following table summarizes the results of discontinued operations:

	2003	2002	2001
Revenue	$616,238	$1,120,267	$420,682
Total costs	(1,165,732)	(1,385,713)	(747,019)
Income tax benefit	225,293	108,833	133,798

Net loss from discontinued operations	$(324,201)	$(156,613)	$(192,539)

Assets and liabilities of discontinued operations consist of the following at December 31:

	2003	2002
Current assets:
Accounts receivable, net	$115,713	$436,364
Inventory	—	22,283
Other	—	13,268

	$115,713	$471,915

Noncurrent assets:
Property and equipment	$4,784	$43,997
Other	5,867	5,887

	$10,651	$49,884

Current liabilities:
Accounts payable	$43,566	$53,926
Accrued expenses	91,340	32,892

	$134,906	$86,818

(11)    Related-Party Transactions

On December 11, 2000, the Company entered into a consulting and noncompetition agreement (the Agreement) with the former majority stockholder and current board member of CCS (the Consultant). Under the Agreement, the Company paid the Consultant $250,000 per annum over a two-year period beginning January 1, 2001. Total compensation costs to the Consultant was $250,000 in each of 2001 and 2002.

The Company has a professional services agreement with Thoma Cressey Equity Partners, Inc. (TCE Partners) whereby TCE Partners will provide financial and management consulting services. Under the terms of the agreement, the Company will pay TCE Partners a management fee equal to $150,000, in each fiscal year in which the Company achieves EBITDA, as defined, of greater than $3 million. This fee was earned in 2002 and 2003. The fee earned in 2003 will be paid by March 31, 2004. In addition, the Company will pay TCE Partners an investment fee of 1% of any debt financing if TCE Partners is actively involved in arranging such financing. TCE Partners was not actively involved in arranging any financings in 2001, 2002 or 2003. The term of the agreement will continue until TCEP Fund ceases to own at least 10% of the Company's stock.

(12)    Employee Benefit Plans

The Company has an employee savings plan (the Savings Plan) which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches 25% of the first $4,000 of each employee's contribution. The Company's matching contributions to Savings Plan participants were $164,152, $130,208 and $128,399 in 2003, 2002 and 2001, respectively.

(13)    Derivative Instruments and Hedging Activities

The Company has interest-rate-related derivative instruments to manage its exposure on its debt instruments. The Company does not enter into derivative instruments other than for cash flow hedging purposes. That is, the Company does not speculate using derivative instruments.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties with strong credit ratings.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest rates is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company uses variable-rate debt to finance its operations. The debt obligations expose the Company to variability in interest payments due to changes in interest rates. Under the Company's Credit Agreement, the bank requires the Company to limit the variability of a portion of its interest payments. To meet this objective, management entered into an interest rate swap agreement on January 12, 2001 to manage fluctuations in cash flows resulting from interest rate risk. This swap changed a portion of the variable-rate cash flow exposure on the debt obligations to fixed-cash flows. Under the term of the interest rate swap, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt.

At December 31, 2003, the Company had the following interest rate swap contract outstanding:

Amount	Fixed rate	Maturity
$4,125,000	5.62% plus a spread	January 12, 2004

The applicable spread varies from 250 to 350 basis points based on the financial performance of the Company. As of December 31, 2003, the spread is 250 basis points. Principal payments are made each quarter on the outstanding balance.

(14)    Subsequent Event

Sale of Company

In February 2004, the Company entered into a Stock Purchase Agreement with Curative Health Services, Inc. to sell all shares of the Company capital stock for approximately $150 million. The Company anticipates the transaction will close in April 2004.

QuickLinks

  Exhibit 99.2
  Summary
  Summary pro forma consolidated financial and other data
  Summary historical consolidated financial data of CCS
  Unaudited pro forma consolidated financial data
  Selected historical consolidated financial data of CCS
  Management's discussion and analysis of financial condition and results of operations of CCS
  Business of CCS
  Related party transactions